August 2, 2010

VIA EDGAR

Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, DC 20549

Attention:	Kathleen Collins, Accounting Branch Chief
Robert Benton, Staff Accountant Mark Shuman, Legal Branch Chief Ryan Houseal, Staff Attorney

Re:	Epicor Software Corporation Form 10-K for the Fiscal Year Ended December 31, 2009 Filed March 12, 2010 File No. 000-20740

Ladies and Gentlemen:

On behalf of Epicor Software Corporation (the “Company”), in furtherance of our response dated July 28, 2010 to comment number 18 from the staff of the Securities and Exchange Commission contained in the letter dated June 28, 2010, we submit herewith a copy of the dated original certifications provided pursuant to Section 906 of the Sarbanes-Oxley Act that the Company retains on file.

* * * * *

The Company also acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the Company may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Should the Staff have any additional comments or questions, please contact me at (650) 493-9300 or John Ireland at (949) 585-4225. We respectfully request that the Staff confirm that it has no additional requests or comments.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Lisa L. Stimmell
Lisa L. Stimmell

cc:	John D. Ireland, Esq., Senior Vice President and General Counsel

Katharine A. Martin, Wilson Sonsini Goodrich & Rosati

Exhibit 32.1

CERTIFICATION OF CHIEF EXECUTIVE OFFICER AND CHIEF FINANCIAL OFFICER PURSUANT TO 18 U.S.C. SECTION 1350, AS ADOPTED PURSUANT TO SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

I, L. George Klaus, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Annual Report of Epicor Software Corporation on Form 10-K for the period ended December 31, 2009 fully complies with the requirements of Section 13(a) of 15(d) of the Securities Exchange Act of 1934 and that information contained in such Form 10-K fairly presents in all material respects the financial condition and results of operations of Epicor Software Corporation.

Date: 3/12/10

By:

L. George Klaus

Chairman, President and Chief Executive Officer

(Principal Executive Officer)

I, Michael Pietrini, certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that the Annual Report of Epicor Software Corporation on Form 10-K for the period ended December 31, 2009 fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of condition and results of operations of Epicor Software Corporation.

Date: 3/12/10

By:

Michael Pietrini

Chief Financial Officer, Executive Vice President

Financial and Administration (Principal Financial Officer)